Exhibit 99.1

PACKAGING CORPORATION OF AMERICA ANNOUNCES ELECTION OF MARK W. KOWLZAN AS

CHAIRMAN; PAUL T. STECKO TO CONTINUE TO SERVE ON BOARD

Lake Forest, IL December 16, 2015—Packaging Corporation of America (NYSE: PKG) announced today that effective December 31, 2015, Mark W. Kowlzan will become Chairman & CEO of the company. Mr. Kowlzan has served as CEO since July 2010.

Paul T. Stecko will step down as non-executive chairman but will continue to serve on the board of directors. He has also entered into an agreement with the company to serve as a senior advisor for strategic matters. Mr. Stecko has served as chairman of the board since 1999. He served as PCA’s CEO from 1999 to 2010 and as executive chairman from 2010 to 2013.

Commenting on the announcement, Mr. Stecko said, “The company and the board will be well served under Mark’s leadership. During the past five years, Mark has been instrumental in leading the company’s success in growing our business and creating substantial shareholder value.”

Mr. Kowlzan commented, “We are very pleased that Paul will continue to serve PCA as both a director and senior advisor and remain involved in matters of strategic importance.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 94 corrugated products plants and related facilities.

Contact: Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA Web Site:  www.packagingcorp.com